EXHIBIT 10.60

September 12, 2007

Mr. Tom Gallahue
731 Fairfield Lake Drive
Chesterfield, MO 63017

RE: Employment

Dear Tom:

I am pleased to confirm your continuing full-time employment with Consumer Programs Incorporated (the “Company”) on the following terms and conditions:

1.
Title; Duties.  Effective February 3, 2007, you resumed full-time service to the Company as Executive Vice President, Operations.  Under the direction of the Company’s Chief Executive Officer, your duties and responsibilities will be that of a lead executive of the Company including helping plan, implement and achieve the strategies and goals of the Company as reviewed and established by the Board of Directors.  You will work at such hours and at such times as you deem necessary to carry out your responsibilities.  In addition to the office the Company provides at its corporate offices in St. Louis, MO, you are authorized to work from your home in St. Louis, MO and Sarasota, FL.

2.	Term. Subject to paragraph 8 of this letter agreement, you and the Company hereby agree that you will continue as a full-time executive of the Company.

3.	Base Cash Salary. As of your date of acceptance of this letter agreement, your base cash salary will be increased from $205,000 to $230,000 annually. Your base cash salary will be reviewed with you no less than annually and may be increased from time to time by the Compensation Committee of the Board of Directors.

4.	Options. On April 15, 2002, you were granted options to purchase 5,000 shares of the Company’s common stock at a purchase price of $17.00 per share. Those options expire on April 15, 2010. On October 21, 2002, you were granted options to purchase 10,046 shares of the Company’s common stock at a purchase price of $12.96 per share. Those options expire on October 21, 2010. All of the foregoing options are fully vested and are exercisable in accordance with the terms of your Stock Option Agreements and the CPI Corp. Stock Option Plan.

5.	Annual Bonus. You will be eligible to participate in the Performance Incentive Plan of the Company as a key executive of the Company. It is anticipated that any payment due you under this plan will be paid substantially in Restricted Shares with annual vesting as determined by the Compensation Committee of the Board.

6.	Access, Equipment and Expenses. CPI will provide access to its computer equipment and systems and will reimburse you for (i) Internet access at your homes in St. Louis, MO and Sarasota, FL; (ii) monthly cell phone expenses; (iii) round-trip travel from your home in Sarasota in the event I request that you return to St. Louis for business purposes; and (iv) other expenses incurred in the course of performing your duties, subject to your submission of invoices or other customary proof of expense.

7.	Other Benefits. As a CPI executive, you will generally be entitled to continue participating in other active benefit plans and programs on the same terms as the other executives in the Company. These benefits currently include:

a.	401(k) Plan: This qualified plan allows employees to contribute up to 25% of base salary annually. The company matches 50% of employee contributions up to a maximum of 5% of salary in common stock.

b.
Health/Disability:  The Company's benefit plan provides for competitive health care coverage and short-term disability insurance.  Employee premiums are adjusted annually.  Long-term disability insurance is also available.

c.
Life Insurance:  Key managers of the Company are eligible for life insurance equal to two times annual base salary to a maximum benefit of $400,000.  Once per year, the key managers are offered an option to convert group term insurance in excess of $50,000 to a permanent cash value policy.  Contributions that the Company would have paid on the term life premiums are paid towards the permanent insurance premium, and the key manager pays the balance.

d.	Vacation: You will be entitled to five weeks of paid vacation per year.

8.	Termination and Severance. If your employment is terminated by the Company without Cause, you shall be entitled to a severance amount equal to one year’s base salary, payable in a lump sum. If your employment is terminated for any other reason (including retirement, death or disability), you will be entitled to no benefits, except as provided by law or under the specific terms of the Company’s benefit programs in which you are then participating. “Cause” as used herein shall mean any of the following acts by or other circumstances: (i) an act committed, after the date of this Agreement, in bad faith and to the detriment of the Company or any of its affiliates, (ii) refusal or failure to act in substantial accordance with any written material direction or order of the Company, (iii) repeated unfitness or unavailability for service, disregard of the Company’s rules or policies after reasonable notice and opportunity to cure, or misconduct, but not incapacity, (iv) entry of a final order of judgment affirming the conviction of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person, (v) any breach or threatened breach of Sections 9, 10, 11 or 12 of this Agreement, or (vi) material breach or violation of any other provision of this Agreement or of any other contractual obligation to the Company or any of its affiliates.

9.	Insider Status. As a key executive of the Company, you will be considered an “insider” subject to SEC reporting of all stock transactions and to pre-clearance of all transactions through the Company’s General Counsel.

10.	Confidentiality. You will maintain in confidence all non-public information you learn about the Company and its business, including strategies, plans, prospects and financial, employee, vendor and customer information. You will not use, copy or disclose any such information except as necessary to perform the functions of your job or with the prior consent of the company.

11.	Non-Compete and Non-Solicitation. It is agreed that you will not be employed directly by or act in an advisory role for any direct competitor of the Company during the period of your employment and for a period of one year from the date of termination.

12.	Work for Hire. As an employee, you agree that your ideas, concepts, graphics, creative or other products of your work will be owned by the Company, and you agree to acknowledge the Company’s ownership in writing upon request from the Company.

13.	Retention Agreement. You and the Company acknowledge and agree that the Retention Agreement between you and the Company, dated as of January 12, 2006 and amended as of August 23, 2006 and October 26, 2006 (the “Retention Agreement”) has been performed to the satisfaction of both parties.

14.	Termination of Prior Employment Agreement. Your Employment Agreement with the Company, dated as of November 15, 2002, as amended on September 10, 2004 is hereby terminated.

15.	Release. Within ten days after your termination of employment, you will execute and deliver a release, in a form acceptable to the Company, of the Company and its affiliates from all claims arising from or related to your employment by the Company, including this and all previous employment agreements.

16.	Withholding. The Company may withhold from any amounts payable under this agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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Please acknowledge your agreement to the terms set forth above by signing one copy of this letter in the space provided below and returning a signed original to me.

Sincerely,

By:	/s/Renato Cataldo
Renato Cataldo
President & Chief Executive Officer

Accepted this 12th day of September, 2007

By:	/s/Thomas Gallahue
Thomas Gallahue